Exhibit 99.1

DESIGN REACTOR, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Inpixon and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying combined carved-out balance sheets of Design Reactor, Inc and Subsidiaries (the “Company”) as of December 31, 2022 and 2021 and the related combined carved-out statements of operations, parent’s net investment and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2012.

New York, NY
March 20, 2023

DESIGN REACTOR, INC. AND SUBSIDIARIES

COMBINED CARVE-OUT BALANCE SHEETS

(In thousands)

	As of December 31, 2022	As of December 31, 2021
Assets

Current Assets
Cash and cash equivalents	$6,308	$5,028
Accounts receivable, net	1,338	1,764
Unbilled and other receivables	273	106
Inventory	—	11
Prepaid expenses and other current assets	650	889

Total Current Assets	8,569	7,798

Property and equipment, net	202	231
Operating lease right-of-use asset, net	681	723
Software development costs, net	487	648
Intangible assets, net	19,289	23,468
Goodwill	—	5,546
Other assets	52	76

Total Assets	$29,280	$38,490

	As of December 31, 2022	As of December 31, 2021
Liabilities and Parent's Net Investment

Current Liabilities
Accounts payable	$1,054	$661
Accrued liabilities	1,736	7,847
Operating lease obligation, current	266	213
Income tax liabilities	—	520
Deferred revenue	2,162	3,146
Acquisition liability	197	5,113

Total Current Liabilities	5,415	17,500

Long Term Liabilities
Operating lease obligation, noncurrent	444	531
Other liabilities, noncurrent	30	28
Acquisition liability, noncurrent	—	220

Total Liabilities	5,889	18,279

Commitments and Contingencies

Parent's Net Investment
Parent's net investment	23,391	20,211

Total Parent's Net Investment	23,391	20,211

Total Liabilities and Parent's Net Investment	$29,280	$38,490

The accompanying notes are an integral part of these combined financial statements

DESIGN REACTOR, INC. AND SUBSIDIARIES

COMBINED CARVE-OUT STATEMENTS OF OPERATIONS

(In thousands)

	For the Years Ended December 31,
	2022	2021
Revenues	$8,470	$6,368

Cost of Revenues	2,064	1,646

Gross Profit	6,406	4,722

Operating Expenses
Research and development	9,323	6,704
Sales and marketing	5,096	4,863
General and administrative	11,571	22,087
Acquisition-related costs	16	628
Impairment of goodwill	5,540	11,896
Amortization of intangibles	3,885	3,047

Total Operating Expenses	35,431	49,225

Loss from Operations	(29,025)	(44,503)

Other Income (Expense)
Interest income, net	4	1
Other expense	(1)	—
Total Other Income (Expense)	3	1

Net Loss, before tax	(29,022)	(44,502)
Income tax (expense)/benefit	(153)	2,527
Net Loss	$(29,175)	$(41,975)

The accompanying notes are an integral part of these combined financial statements

DESIGN REACTOR, INC. AND SUBSIDIARIES

COMBINED CARVE-OUT STATEMENT OF COMPREHENSIVE LOSS

(In thousands)

	For the Years Ended December 31,
	2022	2021
Net Loss	$(29,175)	$(41,975)
Unrealized foreign exchange gain from cumulative translation adjustments	1,155	—
Comprehensive Loss	$(28,020)	$(41,975)

The accompanying notes are an integral part of these combined financial statements

DESIGN REACTOR, INC. AND SUBSIDIARIES

COMBINED CARVE-OUT STATEMENTS OF CHANGES IN PARENT'S NET INVESTMENT

(In thousands)

	For the Years Ended December 31,
	2022	2021
Parent's net investment, beginning of year	$20,211	$9,346

Net loss	(29,175)	(41,975)
Stock options and restricted stock awards issued to employees and consultants for services	1,640	4,120
Parent's net equity issued for Visualix acquisition	—	429
Parent's net equity issued for CXApp acquisition	—	10,000
Parent's common shares issued for CxApp earnout	3,697	—
Taxes paid related to net share settlement of restricted stock units	(104)	(681)
Cumulative translation adjustment	1,155	—
Net investments from parent	25,967	38,972

Parent's net investment, end of year	$23,391	$20,211

The accompanying notes are an integral part of these combined financial statements

DESIGN REACTOR, INC. AND SUBSIDIARIES

COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December 31,
	2022	2021
Cash Flows Used in Operating Activities
Net loss	$(29,175)	$(41,975)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	646	524
Amortization of intangible assets	3,885	3,047
Amortization of right-of-use asset	266	257
Stock options and restricted stock awards issued to employees and consultants for services	1,640	4,120
Earnout payment expense	(2,827)	6,524
Deferred income tax	—	(2,591)
Provision for doubtful account	5	—
Unrealized loss/(gain) on note	1,478	(185)
Impairment of goodwill	5,540	11,896
Other	(500)	(7)

Changes in operating assets and liabilities:
Accounts receivable and other receivables	109	255
Inventory	117	—
Prepaid expenses and other current assets	109	(417)
Other assets	18	(10)
Accounts payable	400	69
Accrued liabilities	1,096	390
Income tax liabilities	(513)	502
Deferred revenue	(932)	957
Operating lease obligation	(257)	(275)
Net Cash Used in Operating Activities	$(18,895)	$(16,919)

Cash Flows Used in Investing Activities
Purchase of property and equipment	$(88)	$(197)
Investment in capitalized software	(394)	(221)
Purchase of intangible assets	—	(13)
Acquisition of CXApp	—	(14,977)
Acquisition of Visualix	—	(61)
Net Cash Used in Investing Activities	$(482)	$(15,469)

Cash From Financing Activities
Taxes paid related to net share settlement of restricted stock units	(104)	(681)
Repayment of CXApp acquisition liability	(5,135)	(461)
Repayment of acquisition liability to Locality shareholders	—	(500)
Equity investment in parent	25,967	38,972
Net Cash Provided By Financing Activities	$20,728	$37,330

Effect of Foreign Exchange Rate on Changes on Cash	(71)	(61)

Net Increase in Cash and Cash Equivalents	1,280	4,881

Cash and Cash Equivalents - Beginning of year	5,028	147

Cash and Cash Equivalents - End of year	$6,308	$5,028

Supplemental Disclosure of cash flow information:
Cash paid for:
Interest	$1	$1
Income Taxes	$119	$2

Non-cash investing and financing activities
Parent's net equity issued for CXApp acquisition	$—	$10,000
Parent's net equity issued for Visualix asset acquisition	$—	$429
Right-of-use asset obtained in exchange for lease liability	284	—
Parent's net equity issued for CxApp earn out	$3,697	$—

The accompanying notes are an integral part of these combined financial statements

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 1 - Organization, Nature of Business and Basis of Presentation

Design Reactor, Inc. and Subsidiaries is in the business of delivering intelligent hybrid workplace and event experiences. Our solutions and technologies help organizations create and redefine exceptional workplace experiences with remote and in-person solutions. We leverage our on-device positioning, mapping, analytics and app technologies to achieve higher levels of productivity and performance, increase connectivity, improve worker and employee satisfaction rates and drive a more connected workplace. We have focused our corporate strategy on being the primary provider of the full range of foundational technologies needed in order to offer a comprehensive suite of solutions that create equitable experiences in the workplace and in hybrid events.

Our enterprise apps solutions are used by our customers for a variety of use cases including, but not limited to, employee and visitor experience enhancement through a customer branded app with features such as desk booking, wayfinding and navigation, and the delivery of content to tens of thousands of attendees in hybrid events.

The accompanying combined carve-out financial statements of Design Reactor, Inpixon Canada and select assets, liabilities, revenues and expenses of Inpixon and Inpixon India (collectively the “Company,” “we,” “us” or “our”), show the historical combined carve-out financial position, results of operations, changes in net investment and cash flows of the Company. These combined carve-out financial statements have been derived from the accounting records of Design Reactor, Inpixon Canada, Inpixon Philippines, select assets, liabilities, revenues and expenses of Inpixon and Inpixon India (excluding Game Your Game, Active Mind Technology Limited, Inpixon GmbH, Inpixon Limited, IntraNav and Nanotron) on a carve-out basis and should be read in conjunction with the accompanying notes thereto. These combined carve-out financial statements do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Company been a separate entity nor are they indicative of future results of the Company.

The combined carve-out operating results of the Company have been specifically identified based on the Company’s existing divisional organization. The majority of the assets and liabilities of the Company have been identified based on the existing divisional structure. The historical costs and expenses reflected in our combined carve-out financial statements include an allocation for certain corporate and shared service functions.

Management believes the assumptions underlying our combined carve-out financial statements are reasonable. Nevertheless, our combined carve-out financial statements may not include all of the actual expenses that would have been incurred had we operated as a standalone company during the periods presented and may not reflect our results of operations, financial position and cash flows had we operated as a standalone company during the periods presented. Actual costs that would have been incurred if we had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. We also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in our historical results of operations, financial position and cash flows.

On October 4, 2022, the Company’s parent, Inpixon,"Parent", filed a Certificate of Change with the Secretary of State of Nevada to effect a reverse stock split of the parent’s authorized and issued and outstanding shares of common stock at a ratio of one (1) share of common stock for every seventy five (75) shares of common stock. The combined financial statements and accompanying notes give effect to parent’s 1-for-75 reverse stock split as if it occurred at the first period presented.

Spin-Off of Enterprise Apps Business

On September 25, 2022, an Agreement and Plan of Merger (the “Merger Agreement”), was entered into by and among Inpixon, KINS Technology Group Inc., a Delaware corporation (“KINS”), CXApp Holding Corp., a Delaware corporation and newly formed wholly-owned subsidiary of Inpixon (“CXApp”), and KINS Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of KINS (“Merger Sub”), pursuant to which KINS acquired Inpixon’s enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (the “Enterprise Apps Business”) in exchange for the issuance of shares of KINS capital stock valued at $69 million (the “Business Combination”). The transaction closed on March 14, 2023.

Immediately prior to the Merger and pursuant to a Separation and Distribution Agreement, dated as of September 25, 2022, among KINS, Inpixon, CXApp and Design Reactor, (the “Separation Agreement”), and other ancillary conveyance documents, Inpixon, among other things and on the terms and subject to the conditions of the Separation Agreement, transferred the Enterprise Apps Business, including certain related subsidiaries of Inpixon, including Design Reactor, to CXApp (the "Reorganization"). Following the Reorganization, Inpixon distributed 100% of the common stock of CXApp, par value $0.00001, to certain holders of Inpixon securities as of the record date (the “Spin-Off”).

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Immediately following the Spin-Off, in accordance with and subject to the terms and conditions of the Merger Agreement, Merger Sub merged with and into CXApp (the “Merger”), with CXApp continuing as the surviving company and as a wholly-owned subsidiary of KINS.

Note 2 - Summary of Significant Accounting Policies

Liquidity

As of December 31, 2022, the Company has a working capital surplus of approximately $3.2 million and cash of approximately $6.3 million. For the year ended December 31, 2022, the Company incurred a net loss of approximately $29.2 million. As part of the Inpixon ("Parent") group of companies, the Company is dependent upon Parent for all of its working capital and financing requirements as Parent uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through the Net parent investment account. Accordingly, none of Parent’s cash, cash equivalents or debt at the corporate level have been assigned to the Company in the combined carve-out financial statements. Net parent investment represents Parent’s interest in the recorded net assets of the Company. All significant transactions between the Company and Parent have been included in the accompanying combined financial statements. Transactions with Parent are reflected in the accompanying Combined Statements of Changes in Equity as “Parent's net investment” and in the accompanying Combined Balance Sheets within “Parent's net investment.” The income statement of the Company includes revenues and expenses that are specifically identifiable to the Company plus certain allocated corporate overhead or other shared costs based on methodologies that management deems appropriate for the nature of the cost. All significant intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying combined financial statements. As part of the Spin-off transaction, Parent contributed the cash needed so that the Company has a $10 million cash balance at the time of the closing of the transaction.

Risks and Uncertainties

The Company cannot assure you that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. In order to continue our operations, we have supplemented the revenues we earned with funding from our parent. Our business has been impacted by the COVID-19 pandemic and resulting business and office closures and general macroeconomic conditions and may continue to be impacted. While we have been able to continue operations remotely, we have and continue to experience impact in the demand of certain products and delays in certain projects and customer orders either because they require onsite services which could not be performed, customer facilities being partially or fully closed during the pandemic or because of the uncertainty of the customer’s financial position and ability to invest in our technology. Despite these challenges, including a decline in revenue for certain existing product lines, we were able to realize growth in total revenue for the year ended December 31, 2022 when compared to the year ended 2021 as a result of our land and expand strategy with our CXApp customers. The total impact that COVID-19 and general macroeconomic conditions may continue to impact our results of operations continues to remain uncertain and there are no assurances that we will be able to continue to experience the same growth or not be materially adversely affected. The Company's recurring losses and utilization of cash in its operations are indicators of going concern however with the Company’s current liquidity position the company has taken steps to reduce operating expenses and extend it’s runway. This along with the support of Parent through the Spin-off date and then the capital it received and will receive in the KINS transaction (including the contribution by Parent of up to the required $10 million cash balance), the Company believes it has the ability to mitigate such concerns for a period of at least one year from the date these combined carve-out financials statements were made issued.

Combined Financial Statements

The combined carve-out financial statements have been prepared using the accounting records of Design Reactor, Inpixon Canada, Inpixon Philippines and select assets, liabilities, revenues and expenses of Inpixon and Inpixon India. All material inter-company balances and transactions have been eliminated.

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined carve-out financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

•	the valuation of stock-based compensation;

•	the valuation of the assets and liabilities acquired of Visualix and CXApp as described in Note 4 and Note 5 respectively, as well as the valuation of the Parent’s common shares issued in the transaction;

•	the allowance for credit losses;

•	the valuation allowance for deferred tax assets; and

•	impairment of long-lived assets and goodwill.

•	useful lives of intangible assets and software development costs

Business Combinations

The Company accounts for business combinations under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 “Business Combinations” using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are included as of and subsequent to the acquisition date.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, checking accounts, money market accounts and temporary investments with maturities of three months or less when purchased. As of December 31, 2022 and 2021, the Company had no cash equivalents.

Accounts Receivable, net and Allowance for Credit Losses

Accounts receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for credit losses to ensure accounts receivables are not overstated due to un-collectability. Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in such customer’s operating results or financial position. If circumstances related to a customer change, estimates of the recoverability of receivables would be further adjusted. The Company's allowance for credit losses is immaterial as of the years ended December 31, 2022 and 2021.

Inventory

Finished goods are measured at the cost of manufactured products including direct materials and subcontracted services. The Company states inventory utilizing the first-in, first-out method. The Company continually analyzes its slow-moving, excess and obsolete inventories. Based on historical and projected sales volumes and anticipated selling prices, the Company establishes reserves. If the Company does not meet its sales expectations, these reserves are increased. Products that are determined to be obsolete are written down to net realizable value. During the years ended December 31, 2022 and 2021, the Company's inventory obsolescence was immaterial.

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation and amortization. The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the initial lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Intangible Assets

Intangible assets primarily consist of developed technology, customer lists/relationships, non-compete agreements, intellectual property agreements, export licenses and trade names/trademarks. They are amortized ratably over a range of 1 to 15 years, which approximates customer attrition rate and technology obsolescence. The Company assesses the carrying value of its intangible assets for impairment each year. Based on its assessments, the Company did not incur any impairment charges for the years ended December 31, 2022 and 2021.

Acquired In-Process Research and Development (“IPR&D”)

In accordance with authoritative guidance, the Company recognizes IPR&D at fair value as of the acquisition date, and subsequently accounts for it as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Once an IPR&D project has been completed, the useful life of the IPR&D asset is determined and amortized accordingly. If the IPR&D asset is abandoned, the remaining carrying value is written off. During fiscal year 2019, the Company acquired IPR&D through the acquisitions of Locality and Jibestream, in 2020 through the acquisition of certain assets of Ten Degrees, and in 2021 through the acquisitions of certain assets of Visualix and CXApp. The Company's IPR&D is comprised of Locality, Jibestream, Ten Degrees, Visualix and CXApp, which was valued on the date of the acquisition. As of the years ended December 31, 2022 and 2021 there was no IPR&D capitalized on the combined balance sheets.

The Company continues to seek additional resources through funding from Parent for further development of these technologies. Through December 31, 2022, the Company has further developed these technologies with raising capital since these acquisitions, building their pipeline and getting industry acknowledgment. The Company has been recognized by leading industry groups with multiple awards for its product including from Connected Real Estate Tech, American Business and several Connector awards. Management remains focused on growing revenue from these products and continues to pursue efforts to recognize the value of the technologies. If the Company chooses to abandon these efforts, or if the Company determines that such funding is not available, the related technology would be subject to significant impairment.

Goodwill

The Company tests goodwill for potential impairment at least annually, or more frequently if an event or other circumstance indicates that the Company may not be able to recover the carrying amount of the net assets of the reporting unit. The Company has determined that the reporting unit is the entire company, due to the integration of all of the Company’s activities. In evaluating goodwill for impairment, the Company may assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. If the Company bypasses the qualitative assessment, or if the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company performs a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount.

The Company calculates the estimated fair value of a reporting unit using a weighting of the income and market approaches. For the income approach, the Company uses internally developed discounted cash flow models that include the following assumptions, among others: projections of revenues, expenses, and related cash flows based on assumed long-term growth rates and demand trends; expected future investments to grow new units; and estimated discount rates. For the market approach, the Company uses internal analyses based primarily on market comparables. The Company bases these assumptions on its historical data and experience, third party appraisals, industry projections, micro and macro general economic condition projections, and its expectations.

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

The Company performed the annual impairment test as of December 31, 2022 and has recorded impairment of goodwill of $5.5 million and $11.9 million during the years ended December 31, 2022 and 2021, respectively.

Software Development Costs

The Company develops and utilizes internal software for the processing of data provided by its customers. Costs incurred in this effort are accounted for under the provisions of ASC 350-40, "Internal Use Software" and ASC 985-20, "Software – Cost of Software to be Sold, Leased or Marketed", whereby direct costs related to development and enhancement of internal use software is capitalized, and costs related to maintenance are expensed as incurred. The Company capitalizes its direct internal costs of labor and associated employee benefits that qualify as development or enhancement. These software development costs are amortized over the estimated useful life which management has determined ranges from 1 to 5 years.

Leases and Right-of-Use Assets

The Company determines if an arrangement is a lease at its inception. Operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company generally uses their incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments, because the implicit rate of the lease is generally not known. Right-of-use assets related to the Company's operating lease liabilities are measured at lease inception based on the initial measurement of the lease liability, plus any prepaid lease payments and less any lease incentives. The Company's lease terms that are used in determining their operating lease liabilities at lease inception may include options to extend or terminate the leases when it is reasonably certain that the Company will exercise such options. The Company amortizes their right-of-use assets as operating lease expense generally on a straight-line basis over the lease term and classify both the lease amortization and imputed interest as operating expenses. The Company does not recognize lease assets and lease liabilities for any lease with an original lease term of less than one year.

Research and Development

Research and development costs consist primarily of professional fees and compensation expense. All research and development costs are expensed as incurred. Research and development costs as of December 31, 2022 and 2021 were $9.3 million and $6.7 million, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method and were computed using the separate return method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

Foreign Currency Translation

Assets and liabilities related to the Company’s foreign operations are calculated using the Indian Rupee, Philippine peso and Canadian Dollar, and are translated at end-of-period exchange rates, while the related revenues and expenses are translated at average exchange rates prevailing during the period. Translation adjustments are recorded as a separate component of parent's net investment, totaling losses of approximately $1.2 million and $0.06 million for the years ended December 31, 2022 and 2021, respectively. Gains or losses resulting from transactions denominated in foreign currencies are included in general and administrative expenses in the combined carve-out statements of operations. The Company engages in foreign currency denominated transactions with customers that operate in functional currencies other than the U.S. dollar. Aggregate foreign currency net transaction losses were not material for the years ended December 31, 2022 and 2021.

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) and its components in its combined financial statements. Comprehensive loss consists of net loss and foreign currency translation adjustments, affecting parent's net equity that, under GAAP, are excluded from net loss.

Revenue Recognition

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software as a service, design and implementation services for its enterprise apps systems, and professional services for work performed in conjunction with its systems.

Hardware and Software Revenue Recognition

For sales of hardware and software products, the Company’s performance obligation is satisfied at a point in time when they are shipped to the customer. This is when the customer has title to the product and the risks and rewards of ownership. The delivery of products to Inpixon's customers occurs in a variety of ways, including (i) as a physical product shipped from the Company’s warehouse, (ii) via drop-shipment by a third-party vendor, or (iii) via electronic delivery with respect to software licenses. The Company leverages drop-ship arrangements with many of its vendors and suppliers to deliver products to customers without having to physically hold the inventory at its warehouse. In such arrangements, the Company negotiates the sale price with the customer, pays the supplier directly for the product shipped, bears credit risk of collecting payment from its customers and is ultimately responsible for the acceptability of the product and ensuring that such product meets the standards and requirements of the customer. Accordingly, the Company is the principal in the transaction with the customer and records revenue on a gross basis. The Company receives fixed consideration for sales of hardware and software products. The Company’s customers generally pay within 30 to 60 days from the receipt of a customer approved invoice. The Company has elected the practical expedient to expense the costs of obtaining a contract when they are incurred because the amortization period of the asset that otherwise would have been recognized is less than a year.

Software As A Service Revenue Recognition

With respect to sales of the Company’s maintenance, consulting and other service agreements, customers pay fixed monthly fees in exchange for the Company’s service. The Company’s performance obligation is satisfied over time as the electronic services are provided continuously throughout the service period. The Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous access to its service.

Professional Services Revenue Recognition

The Company’s professional services include milestone, fixed fee and time and materials contracts.

Professional services under milestone contracts are accounted for using the percentage of completion method. As soon as the outcome of a contract can be estimated reliably, contract revenue is recognized in the combined statement of operations in proportion to the stage of completion of the contract. Contract costs are expensed as incurred. Contract costs include all amounts that relate directly to the specific contract, are attributable to contract activity, and are specifically chargeable to the customer under the terms of the contract.

Professional services are also contracted on the fixed fee and time and materials basis. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. The Company’s time and materials contracts are paid weekly or monthly based on hours worked. Revenue on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. The Company has elected the practical expedient to recognize revenue for the right to invoice because the Company’s right to consideration corresponds directly with the value to the customer of the performance completed to date. For fixed fee contracts including maintenance service provided by in house personnel, the Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous service. Because the Company’s contracts have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations. Anticipated losses are recognized as soon as they become known. For the years ended December 31, 2022 and 2021, the Company did not incur any such losses. These amounts are based on known and estimated factors.

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

License Revenue Recognition

The Company enters into contracts with its customers whereby it grants a non-exclusive on-premise license for the use of its proprietary software. The contracts may also provide for yearly on-going maintenance services for a specified price, which includes maintenance services, designated support, and enhancements, upgrades and improvements to the software (the “Maintenance Services”), depending on the contract. Licenses for on-premises software provide the customer with a right to use the software as it exists when made available to the customer. All software provides customers with the same functionality and differ mainly in the duration over which the customer benefits from the software.

The timing of the Company's revenue recognition related to the licensing revenue stream is dependent on whether the software licensing agreement entered into represents a good or service. Software that relies on an entity’s IP and is delivered only through a hosting arrangement, where the customer cannot take possession of the software, is a service. A software arrangement that is provided through an access code or key represents the transfer of a good. Licenses for on-premises software represents a good and provide the customer with a right to use the software as it exists when made available to the customer. Customers may purchase perpetual licenses or subscribe to licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software. Revenue from distinct on-premises licenses is recognized upfront at the point in time when the software is made available to the customer.

Renewals or extensions of licenses are evaluated as distinct licenses (i.e., a distinct good or service), and revenue attributed to the distinct good or service cannot be recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. Renewal contracts are not combined with original contracts, and, as a result, the renewal right is evaluated in the same manner as all other additional rights granted after the initial contract. The revenue is not recognized until the customer can begin to use and benefit from the license, which is typically at the beginning of the license renewal period. Therefore, the Company recognizes revenue resulting from renewal of licensed software at a point in time, specifically, at the beginning of the license renewal period.

The Company recognizes revenue related to Maintenance Services evenly over the service period using a time-based measure because the Company is providing continuous service and the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the services are performed.

Contract Balances

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. The Company records a receivable when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied. The Company had deferred revenue of approximately $2.2 million and $3.1 million as of December 31, 2022 and 2021, respectively, related to cash received in advance for product maintenance services and professional services provided by the Company’s technical staff. The Company expects to satisfy its remaining performance obligations for these maintenance services and professional services, and recognize the deferred revenue and related contract costs over the next twelve months.

Costs to Obtain a Contract

The Company recognizes eligible sales commissions as an asset as the commissions are an incremental cost of obtaining a contract with the customer and the Company expects to recover these costs. The capitalized costs are amortized over the expected contract term including any expected renewals.

Cost to Fulfill a Contract

The Company incurs costs to fulfill their obligations under a contract once it has obtained, but before transferring goods or services to the customer. These costs are recorded as an asset as these costs are an incremental cost of fulfilling the contract with the customer and the Company expects to recover these costs. The capitalized costs are amortized over the expected remaining contract term.

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Multiple Performance Obligations

The Company enters into contracts with customers for its technology that include multiple performance obligations. Each distinct performance obligation was determined by whether the customer could benefit from the good or service on its own or together with readily available resources. The Company allocates revenue to each performance obligation based on its relative standalone selling price. The Company's process for determining standalone selling price considers multiple factors including the Company's internal pricing model and market trends that may vary depending upon the facts and circumstances related to each performance obligation.

Sales and Use Taxes

The Company presents transactional taxes such as sales and use tax collected from customers and remitted to government authorities on a net basis. Accrued transactional taxes are included as part of accrued liabilities in the combined carve-out balance sheets.

Segments

The Company and its Chief Executive Officer ("CEO"), acting as the Chief Operating Decision Maker ("CODM") determines its reporting units in accordance with FASB ASC 280, “Segment Reporting” (“ASC 280”). The Company evaluates a reporting unit by first identifying its operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated. The Company has one operating segment and reporting unit. The Company is organized and operated as one business. Management reviews its business as a single operating segment, using financial and other information rendered meaningful only by the fact that such information is presented and reviewed in the aggregate.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred as part of cost of revenues. These costs were deemed to be immaterial during each of the reporting periods.

Advertising Costs

Advertising costs are expensed as incurred. The Company incurred advertising costs, which are included in selling, general and administrative expenses of approximately $0.5 million and $0.3 million during the years ended December 31, 2022 and 2021, respectively.

Stock-Based Compensation

The Company accounts for options granted to employees by the Parent by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as an expense over the period during which the recipient is required to provide services in exchange for that award. Forfeitures of unvested stock options are recorded when they occur.

Options and warrants granted to directors and other non-employees by the Parent are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

The Company incurred stock-based compensation charges of approximately $1.6 million and $4.1 million for each of the years ended December 31, 2022 and 2021, respectively, which are included in general and administrative expenses.

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Fair Value Measurements

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. The Company follows this authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles in the United States, and expands disclosures about fair value measurements. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements are applied, when applicable, to determine the fair value of our long-lived assets and goodwill. We recorded non-cash impairment charges as discussed further in Note 10. The fair value measurement of these assets is categorized as a Level 3 measurement as the valuation techniques require the use of significant unobservable inputs.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended December 31, 2022 and 2021.

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, and short-term debt. The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments, except for short-term debt, are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature. Short-term debt approximates market value based on similar terms available to the Company in the market place.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company has adopted Section 360-10-35 of the FASB ASC for its long-lived assets. Pursuant to ASC Paragraph 360-10-35-17, an impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. Pursuant to ASC Paragraph 360-10-35-20 if an impairment loss is recognized, the adjusted carrying amount of a long-lived asset shall be its new cost basis. For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.

Pursuant to ASC Paragraph 360-10-35-21, the Company’s long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company considers the following to be some examples of such events or changes in circumstances that may trigger an impairment review: (a) significant decrease in the market price of a long-lived asset (asset group); (b) a significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition; (c) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator; (d) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group); (e) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group); and (f) a current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Based on its assessments, the Company recorded no impairment charges on long lived assets for the years ended December 31, 2022 and 2021, respectively.

Recently Issued and Adopted Accounting Standards

In October 2021, the FASB issued ASU 2021-08, "Accounting for Contract Assets and Contract Liabilities from Contracts with Customers" ("ASU 2021-08"), which addresses diversity in practice related to the accounting for revenue contracts with customers acquired in a business combination. Under the new guidance, the acquirer is required to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The effective date of the standard is for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2021-08 on January 1, 2022. As a result of Management’s evaluation, the adoption of ASU 2021-08 did not have a material impact on the financial statements.

In November 2021, the FASB issued ASU 2021-10, "Government Assistance (Topic 832)" ("ASU 2021-10"), which provides guidance on disclosing government assistance. Under the new guidance, the Company is required to including the disclosure of (1) the types of assistance, (2) an entity's accounting for the assistance, and (3) the effect of the assistance on the entity's financial statements. The effective date of the standard is for annual periods beginning after December 15, 2021. The Company adopted ASU 2021-10 on January 1, 2022. As a result of Management’s evaluation, the adoption of ASU 2021-10 did not have a material impact on the financial statements.

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 3 - Disaggregation of Revenue

Disaggregation of Revenue

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software as a service, design and implementation services for its enterprise apps solutions systems, and professional services for work performed in conjunction with its systems.

Revenues consisted of the following (in thousands):

	For the Years Ended December 31,
	2022	2021
Recurring revenue
Software	5,470	3,309
Professional services	—	35
Total recurring revenue	$5,470	$3,344

Non-recurring revenue
Hardware	$2	$38
Software	4	4
Professional services	2,994	2,982
Total non-recurring revenue	$3,000	$3,024

Total Revenue	$8,470	$6,368

	For the Years Ended December 31,
	2022	2021
Revenue recognized at a point in time (1)	$6	$43
Revenue recognized over time (2) (3)	$8,464	$6,325
Total	$8,470	$6,368

(1) Hardware and Software's performance obligation is satisfied at a point in time where when they are shipped to the customer.

(2) Professional services are also contracted on the fixed fee and time and materials basis. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. The Company has elected the practical expedient to recognize revenue for the right to invoice because the Company’s right to consideration corresponds directly with the value to the customer of the performance completed to date, in which revenue is recognized over time.

(3) Software As A Service Revenue's performance obligation is satisfied evenly over the service period using a time-based measure because the Company is providing continuous access to its service and service is recognized overtime.

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 4 - Visualix Acquisition

On April 23, 2021 (the “Closing Date”), the Company entered a certain asset purchase agreement by and among the Company, Visualix GmbH i.L. (the “Visualix”), Darius Vahdat-Pajouh and Michal Bucko (each, a “Founder,” and collectively, the “Founders”), and Future Energy Ventures Management GmbH (“FEVM”). Prior to the Closing Date, Visualix owned and operated certain computer vision, robust localization, large-scale navigation, mapping, and 3D reconstruction technologies (collectively, the “Underlying Technology”). In accordance with the terms of the asset purchase agreement, the Company purchased from Visualix the entirety of its assets consisting primarily of intellectual property including the underlying technology. Additionally, the Company purchased certain patent applications related to the underlying technology from FEVM. The Company acquired Visualix to rapidly advance its 3D mapping and to add augmented reality and computer vision capabilities to the Company’s product and product/engineering teams.

In consideration of the transactions (the “Consideration”) contemplated by the Asset Purchase Agreement, the Company:

1.	remitted a cash payment in the amount of Fifty Thousand Euros (EUR €50,000) to Visualix

2.	issued 4,224 shares of Parent's Common Stock to Visualix; and

3.	issued 704 to shares of Parent's Common Stock to FEVM.

The asset purchase agreement includes customary representations and warranties, as well as certain covenants, including, inter alia, that the Founders are hired as employees of Inpixon GmbH and Visualix and the Founders shall not, for a period of two (2) years following the Closing Date, directly or indirectly, compete with the Company in the sectors of Mapping and Localization Technology (as defined in the asset purchase agreement).

The following table represents the purchase price (in thousands).

Cash	$61
Stock (4,928 common stock shares at $87.00 per share)	429
Total Purchase Price	$490

Assets Acquired (in thousands):

Developed Technology	$429
Non-compete Agreements	61
Total Purchase Price	$490

Note 5 - CXApp Acquisition

On April 30, 2021, the Company acquired Design Reactor, Inc. (“CXApp”) which enables corporate enterprise organizations to provide a custom-branded, location-aware employee app focused on enhancing the workplace experience and hosting virtual and hybrid events. An important aspect of the Company’s strategy towards delivering a comprehensive enterprise apps offering required direct engagement with the end-user through an app. With the CXApp acquisition, the Company was able to establish that direct engagement, eliminating the need for a third part app developer partner. The transaction was attractive to the Company because it would complete its strategic vision to have the most comprehensive suite of enterprise apps solutions, was anticipated to be accretive to earnings and revenue, increase the Company’s average selling price and result in the acquisition of several marquee customers. In exchange for the aggregate purchase price of $32.1 million, the Company acquired all of the outstanding capital of the CXApp, incorporated in the State of California. The price was subject to certain post-closing adjustments based on actual working capital as of the closing as described in the stock purchase agreement. The goodwill of $15.3 million arising from the acquisition consists of an acquired workforce, as well as synergies and economies of scale expected from combined operations of Inpixon and the CXApp.

The following table represents the purchase price (in thousands).

Cash	$22,132
Stock (117,994 common stock shares of the Parent at $84.75 per share)	10,000
Total Purchase Price	$32,132

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

In relation to the cash payment, Inpixon retained $4.9 million of Holdback Funds from the Purchase Price to secure the Seller's obligations under the stock purchase agreement, with any unused portion of the Holdback Funds to be released to the Seller on the date that is 18 months after the Closing Date. In addition, to the Holdback Funds, the Company is to pay various costs to third parties on the Seller's behalf. These costs consisted of Seller transaction expenses, option payouts, bonus payouts, and miscellaneous accrued expenses. The Company retained cash for these future payments and recorded these future payments in Acquisition Liability on the closing date of the Acquisition. During the measurement period the holdback funds was adjusted by $0.2 million to account for work capital adjustments. The following represents the amounts that were recorded to Acquisition Liability (in thousands):

Acquisition Liability
Current
Option payout	$296
Bonus payout	34
Seller transaction expenses	72
Miscellaneous accrued expenses	174
Total current	$576

Noncurrent
Option payout	$493
Bonus payout	57
Holdback funds	4,875
Total noncurrent	5,425
6,001
Less adjustment to holdback funds due to measurement period adjustment	(209)
Less payments made during the year ended December 31, 2021	(460)
Less payments made during the year ended December 31, 2022	(5,135)
Total acquisition liability	$197

In connection with the Acquisition, the Company was to pay an additional amount up to $12.5 million to certain select sellers of CXApp shares (payable in shares of the Parent’s common stock based on a per share price of $1.13, subject to stockholder approval) in contingent earnout payments subject to CXApp meeting certain revenue targets on the one year anniversary of the Acquisition date. (the "Earnout Payment"). The Earnout Payment was subject to and conditioned upon each individual select seller's continued active employment or service with the Company at the time of the earnout payment date. The Earnout Payment was treated as post-combination compensation expense.

On December 30, 2021, the Company entered into an Amendment to Stock Purchase Agreement (the "Amendment"), with the sellers' representative, pursuant to which the parties to the Purchase Agreement agreed to (i) amend the amount of the earnout target from $8.3 million to $4.2 million; (ii) amend the duration of the earnout period from the period of the closing date through twelve month anniversary to the closing date to the period from the closing date through December 31, 2021; and (iii) eliminate the sellers' representative's right to accelerate the Earnout Payment upon a sale or change of control of the Company.

The Company evaluated the Amendment noting the Amendment accelerated expense related to the Earnout Payment. The Company recorded $6.5 million of this expense for the year ended December 31, 2021 which is included in the General and Administrative costs of the combined statements of operations.

The Acquisition is being accounted for as a business combination in accordance with ASC 805 Business Combinations. The Company has determined the fair values of the assets acquired and liabilities assumed in the Acquisition.

The Company has made an allocation of the purchase price of the Acquisition to the assets acquired and the liabilities assumed as of the purchase date. The following table summarizes the purchase price allocations relating to the Acquisition (in thousands):

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Fair Value Allocation
Assets acquired:
Cash and cash equivalents	$1,153
Trade and other receivables	1,626
Prepaid expenses and other current assets	68
Property, plant, and equipment	6
Tradename	2,170
Developed technology	8,350
Customer relationships	5,020
Non-compete agreements	2,690
Goodwill	15,306
Total assets acquired	$36,389

Liabilities assumed:
Accounts payable	$203
Deferred revenue	1,319
Accrued expenses and other liabilities	116
Deferred tax liability	2,591
Other tax liability, noncurrent	28
Total liabilities assumed	4,257
Estimated fair value of net assets acquired:	$32,132

The value of the intangibles and goodwill were calculated by a third party valuation firm based on projections and financial data provided by management of the Company. The assets were valued using a combination of multi period-excess-earnings methodologies, a relief from royalty approach, a discounted cash flow approach and present value of cash flows approach. The goodwill represents the excess fair value after the allocation to the intangibles. The calculated goodwill is not tax deductible for tax purposes.

Total acquisition-related costs for the Acquisition incurred during the year ended December 31, 2021 was approximately $0.5 million and is included in acquisition-related costs in the Company’s Statements of Operations. The below table details the acquisition-related costs for the Acquisition (in thousands):

Accounting fees	$115
Legal fees	389
Total acquisition costs	$504

On March 3, 2022, we entered into a Second Amendment to that certain Stock Purchase Agreement, dated as of April 30, 2021 (the CXApp Stock Purchase Agreement"), by and among the Company, Design Reactor, Inc. (the "CXApp") and the holders of the outstanding capital stock of CXApp (the "Sellers") with the Sellers' Representative (as defined in the CXApp Stock Purchase Agreement), pursuant to which the parties agreed that withholding taxes payable by certain of the Sellers, as applicable, in connection with the issuance of the Earnout Shares (as defined in the CXApp Purchase Agreement) would be offset up to the aggregate amount payable to such Seller by the Company from the Holdback Amount (as defined in the CXApp Purchase Agreement) and the Holdback Amount would be reduced by an equal amount. On March 3, 2022, the Company issued 144,986 shares of the Parent's common stock to the Sellers in connection with the satisfaction of the Earnout Payment (as defined in the CXApp Purchase Agreement). The fair market value of the Earnout Shares issued of $3.7 million was lower than the fair market value of the Earnout Shares as of December 31, 2021 of $6.5 million, and therefore the Company recorded a benefit of $2.8 million for the year ended December 31, 2022, which is included in the General and Administrative costs of the combined statements of operations.

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 6 - Proforma Financial Information

Design Reactor Proforma Financial Information

The following unaudited proforma financial information presents the combined results of operations of the Company and Design Reactor for the year ended December 31, 2021, as if the acquisitions had occurred as of the beginning of the first period presented instead of on April 30, 2021 for Design Reactor. The proforma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods.

The proforma financial information for Visualix has not been presented as it is deemed immaterial.

The proforma financial information for the Company and Design Reactor is as follows (in thousands):

For the Year Ended December 31,
2021
Revenues	$8,218
Net loss	$(42,586)

Note 7 - Inventory

Inventory as of December 31, 2022 and 2021 consisted of the following (in thousands):

	As of December 31,
	2022	2021
Finished goods	—	11
Total Inventory	—	11

Note 8 - Property and Equipment, net

Property and equipment as of December 31, 2022 and 2021 consisted of the following (in thousands):

	As of December 31,
	2022	2021
Computer and office equipment	$992	$938
Furniture and fixtures	185	180
Leasehold improvements	28	30
Software	8	26
Total	1,213	1,174
Less: accumulated depreciation and amortization	(1,011)	(943)

Total Property and Equipment, Net	$202	$231

Depreciation and amortization expense were approximately $0.1 million and $0.1 million for the years ended December 31, 2022 and 2021, respectively.

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 9 - Software Development Costs, net

Capitalized software development costs as of December 31, 2022 and 2021 consisted of the following (in thousands):

	As of December 31,
	2022	2021
Capitalized software development costs	$2,680	$2,374
Accumulated amortization	(2,193)	(1,726)
Software development costs, net	$487	$648

The weighted average remaining amortization period for the Company’s software development costs is 1.8 years.

Amortization expense for capitalized software development costs was approximately $0.5 million and $0.4 million for the years ended December 31, 2022 and 2021.

Future amortization expense on the computer software is anticipated to be as follows (in thousands):

For the Years Ending December 31,	Amount
2023	$300
2024	112
2025	75
Total	$487

Note 10 - Goodwill and Intangible Assets

The Company reviews goodwill for impairment on a reporting unit basis on December 31 of each year and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. The Company’s significant assumptions in these analyses include, but are not limited to, project revenue, the weighted average cost of capital, the terminal growth rate, derived multiples from comparable market transactions and other market data. The Company's goodwill balance and other assets with indefinite lives were evaluated for potential goodwill impairment on a reporting unit basis during the period ended June 30, 2022 as certain indications on a qualitative and a quantitative basis were identified that an impairment exists as of the reporting date primarily from a sustained decrease in the Parent's stock price.

The Company utilized a mix of both the income and market approaches in determining the fair value of the reporting unit. The Company noted that 50% weight was attributed to the income approach and 50% was attributed to the market approach. During the year ended December 31, 2022, the Company recognized approximately $5.5 million of goodwill impairment on Jibestream and CXApp. During the year ended December 31, 2021, the Company recognized $11.9 million of goodwill impairment on Locality, Jibestream and CXApp. As of December 31, 2022, the Company's cumulative goodwill impairment charges were approximately $17.4 million of goodwill impairment on Locality, Jibestream and CXApp.

The following table summarizes the changes in the carrying amount of Goodwill for the years ended December 31, 2022 and 2021 (in thousands):

Acquisition	Locality	Jibestream	CXApp	Total
Balance as of January 1, 2021	$672	$1,463	$—	$2,135
Goodwill additions through acquisitions	—	—	17,432	17,432
Goodwill impairment	(689)	(967)	(10,240)	(11,896)
Exchange rate fluctuation at Valuation Measurement Period Adjustments (A)	—	—	(2,126)	(2,126)
Exchange rate fluctuation at December 31, 2021	17	(16)	—	1
Balance as of January 1, 2022	$—	$480	$5,066	$5,546
Goodwill impairment	—	(474)	(5,066)	(5,540)
Exchange rate fluctuation at December 31, 2022	—	(6)	—	(6)
Balance as of December 31, 2022	$—	$—	$—	$—

(A) During the fourth quarter of 2021, the Company finalized valuations for of the assets acquired and liabilities assumed related to the second quarter 2021 CXApp acquisition and adjusted provisional amounts as follows:

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

a.	The Company increased the provisional fair value of deferred taxes by $1.9 million with a corresponding decrease to goodwill.

b.	The Company finalized the purchase price allocation and working capital balance by $0.2 million, which resulted in a corresponding decrease to goodwill.

Intangible assets at December 31, 2022 and 2021 consisted of the following (in thousands):

	Gross Carrying Amount December 31,		Accumulated Amortization December 31,		Remaining Weighted Average Useful Life
	2022	2021	2022	2021
Trade Name/Trademarks	$2,183	$2,183	$(725)	$(290)	3.37
Customer Relationships	6,401	6,493	(1,765)	(909)	5.44
Developed Technology	15,179	15,479	(3,398)	(1,909)	8.46
Non-compete Agreements	3,150	3,635	(1,736)	(1,214)	1.52
Totals	$26,913	$27,790	$(7,624)	$(4,322)

Aggregate Amortization Expense:

Aggregate amortization expense for the years ended December 31, 2022 and 2021 was $3.9 million and $3.0 million, respectively.

Future amortization expense on intangibles assets is anticipated to be as follows (in thousands):

For the Years Ending December 31,	Amount
2023	3,825
2024	3,162
2025	2,833
2026	2,432
2027	2,172
2028 and thereafter	4,865
Total	$19,289

Note 11 - Deferred Revenue

Deferred revenue as of December 31, 2022 and 2021 consisted of the following (in thousands):

	As of December 31,
	2022	2021
Deferred Revenue
Maintenance agreements	$1,937	$2,524
Service agreements	225	622
Total Deferred Revenue	$2,162	$3,146

The fair value of the deferred revenue approximates the services to be rendered.

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 12 - Accrued Liabilities

Accrued liabilities as of December 31, 2022 and December 31, 2021 consisted of the following (in thousands):

	As of December 31,
	2022	2021
Accrued compensation and benefits	$586	$7,101
Accrued bonus and commissions	422	340
Accrued rent	559	388
Accrued other	83	11
Accrued sales and other indirect taxes payable	86	7
	$1,736	$7,847

Note 13 - Stock Award Plans and Stock-Based Compensation

To calculate the stock-based compensation resulting from the issuance of options and restricted stock Parent uses the Black-Scholes option pricing model, which is affected by Parent's fair value of its stock price as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, Parent's expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

Employee Stock Options

During the year ended December 31, 2021, a total of 46,167 of stock options for the purchase of Parent's common stock were granted to employees and directors of the Company. These options are 100% vested or vest pro-rata over 12, 24 or 36 months, have a life of 10 years and an exercise price between $77.25 and $137.25 per share. The stock options were valued using the Black-Scholes option valuation model and the fair value of the awards was determined to be approximately $1.5 million. The fair value of the common stock as of the grant date was determined to be between $77.25 and $137.25 per share.

During the year ended December 31, 2022, a total of 57,099 of stock options for the purchase of Parent's common stock were granted to employees of the Company. These options are 100% vested or vest pro-rata over 12, 24 or 36 months, have a life of 10 years and an exercise price between $33.00 and $39.75 per share. The stock options were valued using the Black-Scholes option valuation model and the fair value of the awards was determined to be approximately $0.8 million. The fair value of the common stock as of the grant date was determined to be between $11.70 and $13.88 per share.

During the year ended December 31, 2022 and 2021, the Company recorded a charge of approximately $1.28 million and $0.87 million, respectively, for the amortization of employee stock options (not including restricted stock awards), which is included in the general and administrative section of the combined statement of operations.

As of December 31, 2022, the fair value of non-vested options totaled approximately $0.5 million, which will be amortized to expense over the weighted average remaining term of 0.77 years.

The fair value of each employee option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. Key weighted-average assumptions used to apply this pricing model during the years ended December 31, 2022 and 2021 were as follows:

For the Years Ended December 31,
	2022	2021
Risk-free interest rate	1.50% - 1.76%	0.59% - 1.26%
Expected life of option grants	5 years	5 years
Expected volatility of underlying stock	37.24% - 37.45%	37.21% - 38.15%
Dividends assumption	$—	$—

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 13 - Stock Award Plans and Stock-Based Compensation (continued)

Restricted Stock Awards

On February 19, 2021, the Company granted 29,000 restricted stock awards to employees of the Company. These stock awards vest either 25% on the Grant Date and 25% on each one year anniversary of Grant Date or 50% on Grant Date and 50% on the one year anniversary. In accordance with the terms of the restricted stock award agreements 4,728 shares of common stock underlying the awards were withheld by the Company in satisfaction of the employee portion of the payroll taxes required to paid in connection with the grant of such awards.

On February 19, 2022, 5,717 shares of Parent's common stock issued in connection with Parent's restricted stock grants were forfeited for employee taxes.

During the years ended December 31, 2022 and 2021 the Company recorded a charge of approximately $0.36 million and $3.25 million, respectively,for the amortization of vested restricted stock awards.

Note 14 - Income Taxes -

The domestic and foreign components of loss before income taxes for the years ended December 31, 2022 and 2021 are as follows (in thousands):

	For the Years Ended December 31,
	2022	2021
Domestic	$(21,771)	$(37,909)
Foreign	(7,251)	(6,593)

Loss from Continuing Operations before Provision for Income Taxes	$(29,022)	$(44,502)

The income tax provision (benefit) for the years ended December 31, 2022 and 2021 consists of the following (in thousands):

	For the Years Ended December 31,
	2022	2021
Foreign
Current	$152	$64
Deferred	(1,533)	314
U.S. federal
Current	—	—
Deferred	(2,697)	(5,413)
State and local
Current	3	2
Deferred	(743)	(461)
	(4,818)	(5,494)
Change in valuation allowance	4,971	2,967

Income Tax Expense/(Benefit)	$153	$(2,527)

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective rate for the years ended December 31, 2022 and 2021 is as follows:

	For the Years Ended December 31,
	2022	2021
U.S. federal statutory rate	21.0%	21.00%
State income taxes, net of federal benefit	2.01%	0.82%
Incentive stock options	(0.16)%	(0.12)%
162(m) Compensation Limit	—%	(0.32)%
Goodwill impairment loss	(4.00)%	(4.83)%
US-Foreign income tax rate difference	1.02%	0.86%
Other permanent items	(1.01)%	(1.10)%
Provision to return adjustments	(1.29)%	(0.33)%
Deferred only adjustment	(0.91)%	(3.64)%
Other	(0.06)%	—%
Change in valuation allowance	(17.13)%	(6.67)%
Effective Rate	(0.53)%	5.67%

As of December 31, 2022 and 2021, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following:

	As of December 31,
(in 000s)	2022	2021
Deferred Tax Asset
Net operating loss carryovers	$17,038	$14,142
Stock based compensation	549	936
Research credits	123	131
Accrued compensation	49	46
Fixed assets	22	38
Other	1,328	400

Total Deferred Tax Asset	19,109	15,693
Less: valuation allowance	(14,403)	(9,758)

Deferred Tax Asset, Net of Valuation Allowance	$4,706	$5,935

	As of December 31,
Deferred Tax Liabilities	2022	2021
Intangible assets	$(4,386)	$(5,396)
Fixed assets	(13)	(16)
Other	(177)	(152)
Capitalized research	(127)	(112)
Total deferred tax liabilities	(4,703)	(5,935)

Net Deferred Tax Asset (Liability)	$3	$—

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

At December 31, 2022, the Company did not have any undistributed earnings of our foreign subsidiaries. As a result, no additional income or withholding taxes have been provided for. The Company does not anticipate any impacts of the global intangible low taxed income (“GILTI”) and base erosion anti-abuse tax (“BEAT) and as such, the Company has not recorded any impact associated with either GILTI or BEAT.

In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s NOL carryover is subject to an annual limitation in the event of a change of control, as defined by the regulations. The Company performed an analysis to determine the annual limitation as a result of the changes in ownership that occurred during 2021 and 2022. Based on the Company’s analysis, no ownership changes occurred during 2021. A change in ownership did occur in March of 2022. The NOL available to offset future taxable income after the 2022 ownership change is approximately $44.5 million. The NOLs were generated after 2017, have an indefinite life, and do not expire.

As of December 31, 2022 and 2021, Inpixon Canada, which was acquired on April 18, 2014 as part of the AirPatrol Merger Agreement, had approximately $24.6 million and $20.9 million, respectively, of Canadian NOL carryovers available to offset future taxable income. These NOLs, if not utilized, begin expiring in the year 2023. The NOLs as of December 31, 2022 include Jibestream, which was acquired on August 15, 2019 and amalgamated with Inpixon Canada effective January 1, 2020.

As of December 31, 2022, Inpixon Philippines, Inc, which was organized on April 12, 2022, had approximately $0.1 million of Philippine NOL carryovers available to offset future taxable income. These NOLs, if not utilized, begin expiring in the year 2026.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not”, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. At December 31, 2022, deferred income tax are included in other assets in the accompanying combined balance sheet.

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets with respect to Inpixon, Inpixon Canada, and Inpixon Philippines and has, therefore, established a full valuation allowance as of December 31, 2022 and 2021. As of December 31, 2022 and 2021, the change in valuation allowance was $4.6 million and $3.0 million, respectively.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United States (federal), Canada, India, Philippines, and in various state jurisdictions in the United States. Based on the Company’s evaluation, it has been concluded that there are no material uncertain tax positions requiring recognition in the Company’s combined financial statements for the years ended December 31, 2022 and 2021.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of income tax expense. There were no amounts accrued for interest or penalties for the years ended December 31, 2022 and 2021. Management does not expect any material changes in its unrecognized tax benefits in the next year.

The Company operates in multiple tax jurisdictions and, in the normal course of business, its tax returns are subject to examination by various taxing authorities. Such examinations may result in future assessments by these taxing authorities. The Company is subject to examination by U.S. tax authorities beginning with the year ended December 31, 2017. In general, the Canadian Revenue Authority may reassess taxes four years from the date the original notice of assessment was issued. The tax years that remain open and subject to Canadian reassessment are 2018 – 2022. The tax years that remain open and subject to India reassessment are tax years beginning March 31, 2017. In general, Philippine Tax Commissioner may reassess taxes three years from the date the original notice of assessment was issued. The tax years that remain open and subject to Philippine reassessment are 2022.

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 15 - Credit Risk, Concentrations, and Segment Reporting

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Cash is also maintained at foreign financial institutions for its Canadian and Philippines subsidiaries and its majority-owned India subsidiary. Cash in foreign financial institutions as of December 31, 2022 and 2021 was immaterial. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

The following table sets forth the percentages of revenue derived by the Company from those customers, which accounted for at least 10% of revenues during the years ended December 31, 2022 and 2021 (in thousands):

	For the Year Ended December 31, 2022		For the Year Ended December 31, 2021
	$	%	$	%
Customer A	961	11%	760	12%

As of December 31, 2022, Customer D represented approximately 26%, Customer B represented approximately 16%, and Customer E represented approximately 14% of total accounts receivable. As of December 31, 2021, Customer A represented approximately 17%, Customer B represented approximately 14%, and Customer C represented approximately 10% of total accounts receivable.

As of December 31, 2022, one vendor represented approximately 21% of total gross accounts payable. Purchases from this vendor during the year ended December 31, 2022 was $0.7 million. As of December 31, 2021, two vendors represented approximately 23% of total gross accounts payable. Purchases from these vendors during the year ended December 31, 2021 was $0.1 million.

For the year ended December 31, 2022, one vendor represented approximately 28% of total purchases. For the year ended December 31, 2021, two vendors represented approximately of 53% total purchases.

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 16 - Foreign Operations

The Company’s operations are located primarily in the United States, Canada, Philippines and India. Revenues by geographic area are attributed by country of domicile of our subsidiaries. The financial data by geographic area are as follows (in thousands):

	United States	Canada	India	Philippines	Eliminations	Total
For the Year Ended December 31, 2022:
Revenues by geographic area	$7,011	$2,061	$1,345	$166	$(2,113)	$8,470
Operating income (loss) by geographic area	$(22,358)	$(7,163)	$569	$(96)	$23	$(29,025)
Net income (loss) by geographic area	$(21,774)	$(7,769)	$467	$(99)	$—	$(29,175)

For the Year Ended December 31, 2021:
Revenues by geographic area	$4,651	$2,638	$1,211	$—	$(2,132)	$6,368
Operating income (loss) by geographic area	$(38,345)	$(6,456)	$295	$—	$3	$(44,503)
Net income (loss) by geographic area	$(35,320)	$(6,882)	$227	$—	$—	$(41,975)

As of December 31, 2022:
Identifiable assets by geographic area	$85,183	$5,484	$228	$415	$(62,030)	$29,280
Long lived assets by geographic area	$15,558	$4,788	$98	$215	$—	$20,659
Goodwill by geographic area	$—	$—	$—	$—	$—	$—

As of December 31, 2021:
Identifiable assets by geographic area	$89,500	$7,191	$331	$—	$(58,532)	$38,490
Long lived assets by geographic area	$19,033	$5,864	$173	$—	$—	$25,070
Goodwill by geographic area	$5,066	$480	$—	$—	$—	$5,546

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 17 - Leases

The Company has operating leases for administrative offices in Canada, India and Philippines.

The Company entered into two new operating leases for its administrative office in Hyderabad, India and Manila, Philippines. The Hyderabad, India and Manila, Philippines office lease expires on March 25, 2025 and May 14, 2025, respectively.

The Company has no other operating or financing leases with terms greater than 12 months.

Right-of-use assets is summarized below (in thousands):

	As of December 31, 2022	As of December 31, 2021
Hyderabad, India Office	342	359
Coquitlam, Canada Office	—	97
Toronto, Canada Office	565	949
Manila, Philippines	247	—
Less accumulated amortization	(473)	(682)
Right-of-use asset, net	$681	$723

Lease expense for operating leases recorded in the balance sheet is included in operating costs and expenses and is based on the future minimum lease payments recognized on a straight-line basis over the term of the lease plus any variable lease costs. Operating lease expenses, inclusive of short-term and variable lease expenses, recognized in our combined statement of operations for the period ended December 31, 2022 and 2021 was $0.6 million and $0.6 million, respectively.

During the years ended December 31, 2022 and 2021, the Company recorded $0.4 million and $0.4 million, respectively, as rent expense to the right-of-use assets.

Lease liability is summarized below (in thousands):

	As of December 31, 2022	As of December 31, 2021
Total lease liability	$710	$744
Less: short term portion	(266)	(213)
Long term portion	$444	$531

Maturity analysis under the lease agreement is as follows (in thousands):

Year ending December 31, 2023	$311
Year ending December 31, 2024	247
Year ending December 31, 2025	169
Year ending December 31, 2026	57
Year ending December 31, 2027	—
Total	$784
Less: Present value discount	(74)
Lease liability	$710

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate based on the information available at the date of adoption of ASC Topic 842. As of December 31, 2022, the weighted average remaining lease term is 2.82 and the weighted average discount rate used to determine the operating lease liabilities was 8.0%.

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 18 - Restructuring Activities

On September 21, 2022, the Company informed its employees that it was taking steps to streamline its operations and conserve cash resources. These steps included layoffs, which reduced the Company's global employee headcount by approximately 19%. The layoffs resulted in one-time expenses of approximately $0.7 million which consisted of severance payouts to terminated employees and outplacement service expenses for the year ended December 31, 2022. These expenses were included in the Company's total operating expenses on the Combined Statements of Operations with the unpaid restructuring costs included in accrued liabilities in the Combined Balance Sheets.

The Company recorded a Restructuring costs payable for costs incurred related to the restructuring activities noted above for costs incurred but not yet paid as of December 31, 2022. A summary of the activity for the year ended December 31, 2022, is included below (in thousands):

Restructuring costs payable - January 1, 2022	$—
Restructuring costs incurred	676
Restructuring costs paid	624
Restructuring costs payable - December 31, 2022	$52

Note 19 Commitments and Contingencies

Litigation

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Note 20 - Subsequent Events

Spin-Off of Enterprise Apps Business

On September 25, 2022, a Merger agreement, was entered into by and among Inpixon, KINS , CXApp , and KINS Merger Sub, pursuant to which KINS acquired Inpixon’s enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (the “Enterprise Apps Business”) in exchange for the issuance of shares of KINS capital stock valued at $69 million (the “Business Combination”). The transaction closed on March 14, 2023.

DESIGN REACTOR, INC. AND SUBSIDIARIES

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Immediately prior to the Merger and pursuant to a Separation and Distribution Agreement, dated as of September 25, 2022, among KINS, Inpixon, CXApp and Design Reactor, (the “Separation Agreement”), and other ancillary conveyance documents, Inpixon, among other things and on the terms and subject to the conditions of the Separation Agreement, transferred the Enterprise Apps Business, including certain related subsidiaries of Inpixon, including Design Reactor, to CXApp (the "Reorganization"). Following the Reorganization, Inpixon distributed 100% of the common stock of CXApp, par value $0.00001, to certain holders of Inpixon securities as of the record date (the “Spin-Off”).

Immediately following the Spin-Off, in accordance with and subject to the terms and conditions of the Merger Agreement, Merger Sub merged with and into CXApp (the “Merger”), with CXApp continuing as the surviving company and as a wholly-owned subsidiary of KINS.